GreenKissNY Inc. 1-A

EXHIBIT 6.7

STOCK PURCHASE AGREEMENT

This Agreement (this “Agreement”) is made as of the later date set forth on the signature pages hereto, between GreenKissNY Inc., a Delaware corporation with offices at 75 S. Broadway, White Plains, New York, 10601 (the “Company”), and the purchaser whose name and address are set forth on the signature page annexed hereto (the “Purchaser”). The foregoing parties are sometimes referred to hereinafter individually as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company desires to sell to the Purchaser and the Purchaser desires to acquire from the Company that number of shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) as are set forth on the Purchaser’s signature page annexed hereto (the “Shares”), at a price of $0.90 per share if the Aggregate Purchase Price (as defined below) is less than $300,000, or at a price of $0.80 per share if the Aggregate Purchase Price is $300,000 or more (as applicable, the “Purchase Price”), subject to the terms and conditions of this Agreement. The Company is offering up to $2,000,000 of Common Stock pursuant to this offering of shares at the Purchase Price.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

1.1.      Sale of the Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, at the Closing (as defined below), the Company agrees to sell, assign, transfer and deliver the Shares to the Purchaser and the Purchaser agrees to purchase the Shares from the Company for the aggregate purchase price set forth on the signature page hereto (the “Aggregate Purchase Price”).

1.2.      Closing. The purchase and sale of the Shares shall take place by electronic communication or at such location as the parties may agree at the closing (the “Closing”), to occur immediately following the execution and delivery hereof.

1.3.      Deliveries.

(a)       On or prior to the Closing, the Company shall deliver the following to the Purchaser, to the extent applicable:

(i)	an executed signature page to this Agreement;

(ii)	a certificate representing the Shares, in the name of the Purchaser, as shall be effective to vest in the Purchaser all right, title and interest in the Shares; and

(iii)	all such further instruments and documents as shall be necessary or advisable to carry out the transactions contemplated by this Agreement.

(b)      On or prior to the Closing, the Purchaser shall deliver the following to the Company:

(i)	an executed signature page to this Agreement;

(ii)	the Aggregate Purchase Price by wire transfer of immediately available funds in accordance with the wire instructions provided by the Company;

(iii)	an executed Joinder Agreement to the Stockholders Agreement, attached hereto as Exhibit A (the “Stockholders Agreement” and together with this Agreement and the Investor Questionnaire (defined below), the “Transaction Documents”);

(iv)	a completed investor questionnaire attached hereto as Exhibit B (the “Investor Questionnaire”); and

(v)	all such further instruments and documents as shall be necessary or advisable to carry out the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby makes the following representations, warranties and covenants to the Purchaser:

2.1      Organization.

The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct its business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on the Company.

2.2      Authorization of Agreement, Etc.

The execution, delivery, and performance by the Company of its obligations under the Transaction Documents has been duly authorized by all requisite corporate action on the part of the Company; and this Agreement and the Transaction Documents have been duly executed and delivered by the Company. Each of the Transaction Documents, when executed and delivered by the Company, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.3.     Issuance of Shares.

The Shares are duly authorized and, when paid for and issued in accordance with the Transaction Documents, will be duly and validly issued, fully paid, and nonassessable, free and clear of all liens.

2.4.     No Broker.

The Company has not employed any broker or finder, or incurred any liability for any brokerage or finder’s fees in connection with the sale of the Shares, pursuant to this Agreement or the other Transaction Documents.

2.5.     No General Solicitation.

Neither the Company, nor any person acting on their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)) in connection with the offer or sale of the Shares.

ARTICLE III

REPRESENTATION AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants, as of the date hereof, to the Company as follows:

3.1.     Authority. The Transaction Documents, to the extent applicable, have been duly executed by the Purchaser, and when delivered by Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against him, her or it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

3.2.     Own Account. The Purchaser understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares for his, her or its own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understanding with any other persons to distribute or regarding the distribution of such Shares (this representation and warranty not limiting such Purchaser’s right to sell the Shares in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law.

3.3.     Purchaser Status. At the time the Purchaser was offered the Shares, he, she or it was, and as of the date hereof is, either: (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act, (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act, or (iii) a non U.S. Person.

(a)     A U.S. Person means any one of the following:

(I)     any natural person resident in the United States of America or U.S. citizen;

(II)    any partnership or corporation organized or incorporated under the laws of the United States of America;

(III)  any estate of which any executor or administrator is a U.S. person;

(IV)  any trust of which any trustee is a U.S. person;

(V)   any agency or branch of a foreign entity located in the United States of America;

(VI)  any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(VII) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and

(VIII) any partnership or corporation if:

(i)     organized or incorporated under the laws of any foreign jurisdiction; and

(ii)    formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

(b)     In the event the Purchaser is not a U.S. Person, then the Purchaser further acknowledges and represents that:

(I)     At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, the Purchaser was outside of the United States;

(II)    The Purchaser will not, during the period commencing on the date of issuance of the Shares and ending on the six month anniversary of the Closing or such other period as may otherwise be applicable in accordance with the terms and conditions of Regulation S or other applicable securities law (the “Restricted Period”), offer, sell, pledge or otherwise transfer the Shares in the United States, or to a U.S. Person for the account or for the benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S;

(III)  The Purchaser will, after expiration of the Restricted Period, offer, sell, pledge or otherwise transfer the Shares only pursuant to registration under the Securities Act or an available exemption therefrom and, in accordance with all applicable state and foreign securities laws;

(IV)  The Purchaser was not in the United States, engaged in, and prior to the expiration of the Restricted Period will not engage in, any short selling of or any hedging transaction with respect to the Shares, including without limitation, any put, call or other option transaction, option writing or equity swap;

(V)   Neither the Purchaser nor or any person acting on such Purchaser’s behalf has engaged, nor will engage, in any directed selling efforts to a U.S. Person with respect to the Shares and the Purchaser and any person acting on such Purchaser’s behalf have complied and will comply with the “offering restrictions” requirements of Regulation S under the Securities Act;

(VI)  The transactions contemplated by this Agreement have not been pre-arranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act;

(VII) Neither the Purchaser nor any person acting on his behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Shares. The Purchaser agrees not to cause any advertisement of the Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Shares, except such advertisements that include the statements required by Regulation S under the Securities Act, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws; and

(VIII) Each certificate representing the Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

(A)	“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

(B)	“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

3.4.     Experience of Purchaser. The Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

3.5.     General Solicitation. The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

3.6.    Access to Information. The Purchaser has been afforded the opportunity to examine all books, records and agreements of the Company and to ask questions of the Company’s senior management and to obtain additional information necessary to verify the accuracy of the information supplied or to which the Purchaser had access. The Purchaser has also been afforded the opportunity to ask questions of the Company’s senior management to obtain any further information reasonably available to the Company which the Purchaser has requested in connection with its decision to purchase the Shares. The Purchaser has conducted what it deems to be an adequate investigation of the business, finances and prospects of the Company, and is satisfied with the results of his, her or its investigation. The Purchaser also acknowledges that concurrently with the transactions contemplated by this Agreement the Company may issue and sell shares of the Common Stock of the Company at a per share purchase price that may differ from the Purchase Price and confirms its understanding that shares are being offered in this offering at a Purchase Price which varies depending upon the amount invested by the Purchaser.. The Purchaser acknowledges that there is significant risk in purchasing the Shares and that Purchaser risks losing his, her or its investment. The Purchaser is not relying on any representations or warranties made by the Company or any representative thereof other than those expressly included herein.

3.7.    No Registration; Regulation S. Purchaser has been advised and acknowledges: (i) that the Shares have not been, and when issued, will not be registered under the Securities Act, the securities laws of any state of the United States or the securities laws of any other country; (ii) that in issuing and selling the Shares to Purchaser, the Company is relying upon the “safe harbor” provided by Regulation S and/or on Section 4(a)(2) under the Securities Act or Regulation D promulgated thereunder; (iii) that it is a condition to the availability of the Regulation S safe harbor that the Shares not be offered or sold in the United States or to a U.S. Person until the expiration of a period of one year following the Closing; (iv) that, notwithstanding the foregoing, during the Restricted Period the Shares may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (A) if the offer or sale is within the United States or to or for the account of a U.S. Person (as such terms are defined in Regulation S), the Shares are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and is not made to a U.S. Person. The Purchaser acknowledges that there is no assurance that the Company will be profitable in the future, and that despite the Company’s current intention to complete a public offering, no assurance that the public offering will be completed or successful and no assurance that the Company’s securities will at any time become publicly tradeable.

3.8.     Stockholders Agreement. The Joinder Agreement to the Stockholders Agreement has been duly executed by the Purchaser, and when delivered by Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against him, her or it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

ARTICLE IV

TERMINATION

4.1.     Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual consent of the parties hereto prior to the Closing, provided that such consent to terminate is in writing and is signed by each of the parties hereto.

ARTICLE V

MISCELLANEOUS

5.1.    Entire Agreement. This Agreement constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement. No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the agreement with respect to its subject matter. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances.

5.2.     Severability. If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

5.3.     Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or similar means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this Section 5.3. Notices shall be deemed to have been received on the date of personal delivery or telecopy or attempted delivery. Notice shall be delivered to the parties at the following addresses:

If to the Company:	GreenKissNY Inc.
75 S. Broadway
White Plains, NY 10601

With a copy to:	Duane Morris LLP
Attn: David N. Feldman, Esq.
1540 Broadway
New York, NY 10036
Phone: (212) 692-1036
Fax: (212) 202-6094
Email: DNFeldman@duanemorris.com

If to the Purchaser:	The address set forth on the signature page hereto.

Either party may, by like notice, change the address, person or telecopier number to which notice shall be sent.

5.4.     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law.

5.5.    Dispute Resolution. The parties shall use commercially reasonable efforts to resolve any dispute or controversy arising directly out of this Agreement within sixty (60) days of such dispute or controversy. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees, attorneys or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law..

5.6.     Waiver of Jury Trial. Each party hereby expressly waives any right to a trial by jury in the event of any suit, action or proceeding to enforce this Agreement or any other action or proceeding which may arise out of or in any way be connected with this Agreement or any of the other documents.

5.7.   Successors. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns; provided, however, that neither party may assign this Agreement or any of its rights under this Agreement without the prior written consent of the other party.

5.8.    Further Assurances. Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

5.9.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

5.10.   No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against either party.

5.11.  Headings. The headings in the Sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Number of Shares

Purchase Price Per Share:		$$0.90 (if aggregate purchase price is less than $300,000) or $0.80 (if aggregate purchase price is $300,000 or more)

Aggregate Purchase Price:	$

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: ___________________, 2015

___________________________________

INVESTOR NAME

(Exactly as shall be printed on a certificate representing the Shares)

By:

Print Name:

Title:

SSN/Passport       Number/Taxpayer

Identification Number:   _________________

Address:

E-mail Address:

STOCK PURCHASE AGREEMENT

Agreed and Accepted _________, 2015

COMPANY:

GREENKISSNY INC.

By:
Name:	Ann Anderson
Title:	President and CEO

EXHIBIT A

STOCKHOLDERS AGREEMENT

EXHIBIT B

INVESTOR QUESTIONNAIRE

GREENKISSNY INC.

Instructions: Check all boxes below which correctly describe you.

☐	You are (i) a bank, as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), (ii) a savings and loan association or other institution, as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in an individual or fiduciary capacity, (iii) a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) an insurance company as defined in Section 2(13) of the Securities Act, (v) an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), (vi) a business development company as defined in Section 2(a)(48) of the Investment Company Act, (vii) a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301 (c) or (d) of the Small Business Investment Act of 1958, as amended, (viii) a plan established and maintained by a state, its political subdivisions, or an agency or instrumentality of a state or its political subdivisions, for the benefit of its employees and you have total assets in excess of $5,000,000, or (ix) an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and (1) the decision that you shall subscribe for and purchase the Shares, is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or (2) you have total assets in excess of $5,000,000 and the decision that you shall subscribe for and purchase the Shares is made solely by persons or entities that are accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act (“Regulation D”) or (3) you are a self-directed plan and the decision that you shall subscribe for and purchase the Shares is made solely by persons or entities that are accredited investors.

☐	You are a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended.

☐	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation, Massachusetts or similar business trust or a partnership, in each case not formed for the specific purpose of making an investment in the Shares in excess of $5,000,000.

☐	You are a director or executive officer of the Company.

☐	You are a natural person whose individual net worth, or joint net worth with your spouse, exceeds $1,000,000 (not including the value of your primary residence) at the time of your subscription for and purchase of the Shares.

☐	You are a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with your spouse in excess of $300,000 in each of the two most recent years, and who has a reasonable expectation of reaching the same income level in the current year.

☐	You are a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares and whose subscription for and purchase of the Shares is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D.

☐	You are an entity in which all of the equity owners are persons or entities described in one of the preceding paragraphs.

☐	You are an entity or individual with its legal residence outside of the United States and hereby confirm the representations made in Section 3.3(b) of the Purchase Agreement.

Check all boxes below which correctly describe you.

With respect to this investment in the Shares, your:

Investment Objectives:	☐ Aggressive Growth	☐ Speculation

Risk Tolerance:	☐ Low Risk	☐ Moderate Risk	☐ High Risk

Are you associated with a FINRA Member Firm?    ☐  Yes   ☐  No

Your initials (purchaser and co-purchaser, if applicable) are required for each item below:

____   ____   I/We understand that this investment is not guaranteed.

____   ____   I/We are aware that this investment is not liquid.

____   ____   I/We are sophisticated in financial and business affairs and are able to evaluate the risks and merits of an investment in this offering.

____   ____   I/We confirm that this investment is considered “high risk.” (This type of investment is considered high risk due to the inherent risks including lack of liquidity and lack of diversification. Success or failure of private placements such as this is dependent on the corporate issuer of these securities and is outside the control of the investors. While potential loss is limited to the amount invested, such loss is possible.)

The Purchaser hereby represents and warrants that all of its answers to this Investor Questionnaire are true as of the date of its execution of the Purchase Agreement pursuant to which it purchased the Shares.

Name of Purchaser [please print]	Name of Co-Purchaser [please print]

Signature of Purchaser (Entities please provide signature of Purchaser’s duly authorized signatory.)	Signature of Co-Purchaser

Name of Signatory (Entities only)

Title of Signatory (Entities only)